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                                                                    EXHIBIT 10.6


                            MASTER LICENSE AGREEMENT



DATE:       As of September 20, 1993

PARTIES:    "PHI" -     Pizza Hut, Inc.
                        9111 E. Douglas
                        P. O. Box 428
                        Wichita, KS  67201

       "Licensee" -     Jungle Jim's Playlands, Inc.
                        9000 Wurzbach
                        San Antonio, TX  78240

            WHEREAS, PHI is the owner of a unique retail food business operated by it and its franchisees and licensees throughout the United States and in many foreign countries under the name and mark "Pizza Hut"; and

            WHEREAS, PHI and Licensee each desire that PHI authorize Licensee (and its wholly-owned operating subsidiaries who have adopted this Agreement by signing one or more individual "Schedules", as defined below) to use some of PHI's trademarks to sell from specified locations a limited variety of food products that Licensee has prepared pursuant to PHI's proprietary recipes, all as described in this Agreement and in the supplementary Schedules to this Agreement;

            NOW, THEREFORE, in consideration of the mutual promises and agreements set forth in this Agreement, PHI and Licensee agree as follows:

            1. Definitions. For purposes of this Agreement, the following terms have the respective meanings given:

            1.0 Affiliate. An "Affiliate" of a party is a person controlling, controlled by, or under control with, the party. Affiliates do not include a party's franchisees, unless the franchisee is controlled by the party through common ownership or other means independent of the franchise agreement.

            1.1 Agreement. "Agreement" means this Master License Agreement between PHI and Licensee, as amended from time to time, including (unless the context clearly requires otherwise) all Schedules.

            1.2 Brand Umbrella. The "Brand Umbrella" is the area of the Licensed Location that is associated with the Licensed Concept in such a way that it appears to the average consumer to be related to the Marks. The size of the Brand Umbrella may vary from installation to installation, depending upon the context. The factors that will influence the extent of the Brand Umbrella include the nature of the Licensed Concept; the decor; and the type, variety, and number of other ready-to-eat products (unrelated to the Marks) sold from the Licensed Location. As an example, and without limiting the generality of this definition, the full area under a canopy bearing one of the Marks is within the Brand Umbrella.
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            1.3 Gross Sales. Except as otherwise provided in this Section,
"Gross Sales" means the total of all cash or other payments received (including by check, credit, charge account, or otherwise, regardless of whether any such checks, credits, charge accounts, or other means of payment are ultimately paid, and also including the fair value of any exchange) for the sale of (a) any item that is sold under the Brand Umbrella, and (b) any item that is identified by one or more of the Marks.

            Gross Sales exclude only those taxes imposed directly on sales by governmental authorities when the amount of the tax is added to or absorbed in the selling price and is actually paid to the appropriate governmental authority.

            If prices of Licensed Products sold at the Licensed Location are not priced separately from a "package" price for Licensed Products and other items (as, for example, by inclusion of Licensed Products in Licensee's birthday party or field trip packages), the parties will negotiate, in good faith, a proper measure of Gross Sales.

            1.4 Includes. The verb "to include" (in all of its forms, tenses, and variations) is always used in the nonexclusive sense. As a result, the words "includes" and "including" in this Agreement have the same meaning as they would if followed by the phrase "but [is] not limited to" or the phrase "without limitation".

            1.5 Licensed Concept. The "Licensed Concept" is the type of PHI-developed food service distribution outlet that PHI authorizes Licensee to operate at a particular Licensed Location. For each Licensed Location, a Schedule describes the Licensed Concept applicable to that Licensed Location.

            Each Licensed Concept is more fully described in the Schedule identifying the Licensed Concept applicable to a particular Licensed Location and in the applicable portion of the Manual, and is identified by one or more of the Marks.

            1.6 Licensed Location. "Licensed Location" means a specific site, designated in a Schedule, at which PHI authorizes Licensee to operate the Licensed Concept designated in that Schedule. The extent of the Licensed Location (for example, whether only a single cafeteria or an entire complex of buildings is included) will vary, depending upon the nature of the Licensed Concept designated in the Schedule; see the applicable Schedule for a more extensive discussion of the extent of the Licensed Location.

            1.7 Licensed Products. "Licensed Products" are the only food and beverage items that Licensee may sell under the Brand Umbrella without PHI's prior written consent; all Licensed Products must be prepared and served in accordance with the Manual. The Licensed Products are Personal Pan Pizzas, other items as identified in the definition of Licensed Concept in the appropriate Schedule, and any other food or beverage item for which the Manual provides, from time to time, recipes or preparation instructions.

            1.8 Manual. The "Manual" is the set of documents (in one or more volumes), as published, supplemented, and revised (from time to time), and disseminated by PHI, containing policies, procedures, and instructions for operating each of the Licensed Concepts. The Manual includes such matters as

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recipes for Licensed Products and various standards for their preparation, sale, presentation, and marketing; design standards for facilities; instructions on use of the Marks; and general standards of operations

            1.9 Marks. "Marks" means all of the trademarks, trade names, service marks, trade dress, symbols, slogans, emblems, logos, insignia, designs, and any combination of them used from time to time by PHI and its licensees and franchisees in connection with the offer and sale of goods and services.

            1.10 Pizza Hut Information. "Pizza Hut Information" means all of the trade secrets, knowledge, know-how, formulas, processes, recipes, ingredient charts, the Manual, equipment layout plans, designs, specifications, marketing strategies, and other confidential information shared by PHI with Licensee pursuant to this Agreement.

            1.11 Schedule. "Schedule" means a document associated with this Agreement, pursuant to which PHI authorizes Licensee to operate a particular Licensed Concept at a particular Licensed Location, and in which any terms or conditions unique to the particular Licensed Concept or Licensed Location are contained. There may be more than one Schedule associated with this Agreement.

            1.12 Term. With respect to each Licensed Location, "Term" means the period beginning on the date specified in the Schedule for that Licensed Location as the "Starting Date", and ending 5 years from that date, unless this Agreement or the applicable Schedule is terminated sooner as provided elsewhere in this Agreement. Licensee has no right to renew this Agreement or any Schedule upon expiration of the Term.

            1.13 Transfer. The noun "transfer" and the verb "to transfer" mean any activity or event, or series of activities or events, whether voluntary, involuntary, or by operation of law, that result (or reasonably could result) in an assignment or other change in the ultimate legal or beneficial ownership of, or right to operate pursuant to, this Agreement, including grants of security interests, conveyances of corporate stock, mergers, and the execution of management agreements

            2. Grant of Licenses. Subject to all of the terms and conditions of this Agreement, PHI grants to Licensee, during the Term, (a) a nonexclusive license to operate the Licensed Concept specified in an applicable Schedule, in accordance with the Manual, at the Licensed Location specified in the same Schedule, and (b) a nonexclusive license to use the Marks to promote the operation of the Licensed Concept at the Licensed Location.

            2.1 Scope of Licenses. The scope of the license extends only to the Licensed Concept specified in an applicable Schedule at the Licensed Location specified in the same Schedule. This license does not extend to any other location, product, concept, or distribution channel.

            Specifically, but without limiting the prior provisions of this
Section 2.1, this Agreement does not allow Licensee to operate the Licensed Concept specified in any Schedule at any other location, nor does this Agreement allow Licensee to operate any of PHI's other concepts at the Licensed Location.

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            2.2 Delivery. Licensee may, without exceeding the scope of this license, deliver Licensed Products (on a nonexclusive basis) to customers in the same building (but not to any other building(s), even if interconnected) as that in which a particular Licensed Location is situated. Licensee may not deliver any Licensed Products to any other locations.

            2.3 Preferential Arrangements. Licensee may not allow, suffer, or permit the production, distribution, or sale of (a) any ready-to-eat pizza product (other than a Licensed Product) from the Licensed Location, or (b) except as permitted by the remainder of this Section 2.3, any restaurant-branded pizza product (except Licensed Products and frozen pizza products sold in their frozen state) in, on, or from any location (including a Licensed Location) owned or operated by Licensee or any parent, subsidiary, or other Affiliate of Licensee.

            Notwithstanding subparagraph (b) of the prior paragraph of this
Section 2.3, Licensee (or its parent, subsidiary, or other Affiliate) may sell other non-frozen, restaurant-branded pizza products from locations other than a Licensed Location under the following circumstances:

            (i) If Licensee (or its parent, subsidiary, or other Affiliate) applies to PHI for authority to sell PHI's proprietary brands of pizza products from a location, and Licensee is not (at that time) in default under this Agreement or any other license agreement from PHI, but PHI refuses to grant that authority to Licensee, then Licensee may sell at that location (but no others, without first complying with this provision), restaurant-branded pizza products other than PHI's proprietary brands.

            (ii) If Licensee is a "contract feeder" (i.e., a person who, for a fee, provides foodservice operations in a facility operated by a third party) and Licensee's client for a specific site specifically requires Licensee to sell another restaurant-branded pizza product at the site, despite Licensee's best efforts to sell PHI's proprietary brands of pizza at the site, and Licensee has given PHI a "meaningful opportunity" to influence the client's decision, then Licensee may sell the brand required by its client at that specific site. A "meaningful opportunity" to influence the client's decision includes, at a minimum, an opportunity for PHI to discuss the issue with Licensee's client at least 5 business days before Licensee commits to using the other brand. Licensee may, at its option, participate in these discussions, and must (in any event) notify PHI of the name of Licensee's contact person at the client, the contact's telephone number, and the reason (if known to Licensee) why another brand is preferred.

            For purposes of this Section 2.3, a "restaurant-branded pizza product" is any brand of pizza product identified by or with a company engaged in the operation or franchising of restaurants, whether or not those restaurants primarily feature pizza, and whether or not the company that owns the brand manufactures the pizza product. "Restaurant-branded pizza products" do not include unbranded pizza products or pizza products identified solely by a brand or trademark owned exclusively by Licensee for use in its own operations.

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            3. Designation and Use of Marks. PHI will, from time to time, designate certain Marks as applicable to each Licensed Concept. A list of the word/logo Marks designated as applicable to a specified Licensed Concept or some or all of the Licensed Products on the date of a Schedule will be included as part of that Schedule. PHI may, from time to time, designate new Marks as applicable to one or more Licensed Products or to a Licensed Concept as a whole. In addition, PHI may, from time to time, modify or delete existing Marks or may withdraw authority to use certain Marks in connection with one or more Licensed Products or a Licensed Concept as a whole. PHI will give Licensee written notice of the addition, modification, or deletion of Marks. Any additional or modified Marks designated as applicable to particular Licensed Products or to a Licensed Concept as a whole will be subject to the terms of this Agreement. Licensee may use the Marks only where, when, and as approved by PHI. Licensee must cease use of any deleted Marks or any Marks no longer applicable to a particular Licensed Concept or Licensed Product within the time stated in the notice from PHI.

            3.1 Use of Marks. The license granted to Licensee to use the designated Marks is applicable only to the offer and sale of Licensed Products prepared in accordance with the Manual from the Licensed Location. Licensee may only use the designated Marks strictly according to the terms and conditions of this Agreement. Licensee may not use, in any context associated in any way with the Licensed Concept, any trademarks, service marks, trade names, trade dress, symbols, slogans, emblems, logos, insignias, designs, or any combination thereof other than the designated Marks, without PHI's prior, written consent in each case.

            Licensee may not offer or sell any Licensed Product(s) under or in connection with any trademark, service mark, trade name, trade dress (including product package design), symbol, slogan, emblem, logo, insignia, design, or any combination thereof other than the Marks, without PHI's prior, written consent in each case.

            3.2 Ownership of Marks. Licensee acknowledges that PHI is the sole and exclusive owner of the Marks. Nothing contained in this Agreement may be construed to vest in Licensee any right, title, or interest in any of the Marks, other than the limited license granted by this Agreement. All goodwill now or in the future associated with the Marks (including any goodwill arising out of Licensee's use of the Marks) belongs exclusively to PHI.

            The licenses granted by this Agreement are nonexclusive. Except as expressly limited by the terms and conditions of this Agreement, PHI retains the right (in its sole and absolute discretion) to grant to any other person(s) the license, in addition to any license(s) previously granted, to use for any purpose all or any part of the Marks, including within the trade areas (if any) of the Licensed Location.

            3.3 Nonimpairment. Licensee covenants never (whether during or after the Term) to misuse the Marks, to use the Marks in an unauthorized manner, or to take any other actions whatever that may impair PHI's ownership of and goodwill in the Marks. Licensee may not interfere in any manner with the use of the Marks by PHI or by any other licensee or any franchisee of PHI. Without limiting the foregoing, Licensee may not directly or indirectly object

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to, attack, or contest PHI's ownership of any or all of the Marks in connection with any service or product whatever, nor may Licensee assist others to do so.

            Licensee must exercise caution in its use of the Marks to ensure that the Marks (and the goodwill associated with them) are not jeopardized in any manner. Without limiting the foregoing, Licensee may not use the Marks in any manner or in connection with any statement or material that may (in PHI's good faith judgment) be in bad taste or inconsistent with PHI's public image, or tend to involve PHI in a matter of political or public controversy, or tend to bring disparagement, ridicule, or scorn upon PHI, the Marks, or the goodwill associated with the Marks.

            Licensee may not conduct any business operations, nor market any products (other than Licensed Products sold by Licensee in accordance with this Agreement or another license agreement from PHI), under any name or mark that, in PHI's reasonable opinion, is confusingly similar to one or more of the Marks, or to any portion of one or more of the Marks.

            The provisions of this Section 3.3 survive the termination or non-renewal of this Agreement.

            3.4 Protection of Marks. Licensee must immediately notify PHI of any challenge to Licensee's use of the Marks. In addition, Licensee must provide PHI with copies of any such challenge (if written) and provide PHI with any information known to Licensee concerning the challenging party. Licensee must immediately notify PHI, in writing, of any known or suspected infringement of the Marks by a third party, and supply PHI with any information known to Licensee concerning the suspected infringement and the suspected infringing party. Licensee may not take any action with respect to any such challenge, or any such known or suspected infringements, absent PHI's prior, written approval (which PHI may grant or withhold in its sole discretion).

            PHI has sole discretion over issues involving the defense or protection of the Marks. Whenever so requested by PHI, Licensee must cooperate fully in PHI's efforts to protect the Marks; PHI will reimburse Licensee's actual out-of-pocket expenses (including reasonable attorneys' fees) incurred in cooperating with PHI in accordance with this provision.


            4. Duties of PHI. Except as expressly provided in this Agreement, PHI is not obligated under this Agreement to Licensee (that is, this Agreement may not be read as implying obligations on PHI that are not expressly stated).

            4.1 Training Programs.

            4.1.1 PHI Programs. PHI will offer a training program for the person(s) who will manage the Licensed Concept for Licensee at the Licensed Location. These training program classes will be conducted from time to time by PHI at locations and at times selected by PHI. The training program, which may include more than one segment, will be structured to provide practical training in the operation of the Licensed Concept and the preparation of Licensed Products. PHI will not be required to provide general training in restaurant operation. PHI will bear its own costs in providing the training programs. Licensee must pay all traveling, living, compensation, and other expenses incurred by its employees in connection with attendance at the

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training programs. The training program content will be in the sole control of PHI.

            4.1.2 Training Mandatory. The Licensed Concept may be managed only by persons who have successfully completed PHI's training course ("approved managers"). If the approved manager transfers or is terminated, Licensee will not be in default of this requirement so long as the successor manager successfully completes the required training course within 45 days after the departure of the former approved manager (or, if PHI has not offered a training program within that period, as soon thereafter as the training program is offered).

            4.2 Marketing Programs. PHI may, from time to time, provide various channel-specific marketing ideas to Licensee, designed specifically to enhance Licensee's business pursuant to this Agreement. Licensee is under no obligation to utilize these marketing ideas.

            4.3 Additional Assistance. PHI will make available to Licensee, from time to time, additional advice and assistance on performance of this Agreement as Licensee may reasonably request. PHI may, in its sole discretion, establish fees for various services made available pursuant to this Section 4.3; Licensee must pay to PHI all such fees within 30 days of date of invoice for such services provided at Licensee's request.

            5. Manual. For each Licensed Location, PHI will loan to Licensee, at no charge, one complete copy of the portions of the Manual applicable to the Licensed Concept to be operated at that Licensed Location. Within reason, Licensee may borrow from PHI further copies of the Manual, upon payment of the reasonable fee set by PHI (from time to time) in its sole discretion.

            5.1 Ownership of Manual. The Manual and all copies of the Manual will remain the exclusive property of PHI. Licensee may not copy, and must use its best efforts to keep all persons, including its Affiliates and their respective employees, from copying, any portion of the Manual. Licensee must return to PHI, upon the expiration or earlier termination of this Agreement, all Manuals loaned to Licensee.

            5.2 Updates. PHI may, from time to time, update or modify the Manual by providing substitute pages or volumes to Licensee, or by informing Licensee of changes or corrections to make to existing pages, Licensee must follow any and all instructions from PHI concerning the changes.

            5.3 Interpretation of Standards. PHI has sole discretion in interpreting the standards set forth in the Manual.

            5.4 Promulgation of Standards. In the Manual, PHI will promulgate standards relating to the Licensed Concept. The standards may include quality, cleanliness, appearance, service, food, brands, signage, supplies, fixtures, and equipment to be used in connection with the Licensed Concept. PHI will also promulgate standards of usage for the Marks. PHI may, from time to time, add, delete, or change standards. At all times throughout the Term, Licensee must comply with all then-current standards pertaining to the Licensed Concept, the Licensed Products, and the Marks.

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            At the time PHI promulgates a new standard, PHI will simultaneously set forth a last date to implement the new standard. The last date, which will be uniform as to all similar products and concepts (regardless of the operator), will be at least 30 days after PHI omulates the new standard.

            5.5 Product Quality. The Licensed Products sold by Licensee must comply with this Agreement and with the instructions and recipes contained in the Manual.

            6. Duties of Licensee.

            6.1 Inspections. Licensee grants to PHI's authorized representatives the right to enter upon the premises relating to operation of the Licensed Concept (including the right to pass over/through the remainder of the Licensed Location) at any time during normal business hours, and at any other reasonable time, for the purposes of: examining the facilities utilized in connection with the Licensed Concept; conferring with Licensee's employees; inspecting and checking operations, food, supplies, and fixtures and equipment; and determining whether the portions of the business directly related to the Marks are being conducted in accordance with PHI's standards and the terms of this Agreement. PHI's representatives will comply, during these inspections, with the non-discriminatory security rules (if any) applicable to the Licensed Location. Furthermore, PHI will use reasonable care, in the course of all inspections, not to disrupt Licensee's operations (and, if applicable, the operations of Licensee's host/client/landlord).

            If any inspection indicates any deficiency, Licensee must, within 2 business days after Licensee's receipt of a written report, correct or repair the deficiency or unsatisfactory condition; but if the deficiency or unsatisfactory condition is one that cannot be corrected or repaired within 2 business days Licensee will not be in default if Licensee begins (within the 2-business day period), and diligently pursues to completion, the necessary corrections or repairs. In addition, if the deficiency or unsatisfactory condition (in the reasonable opinion of PHI's authorized representative) reflects a "critical deviation" from PHI's standards, or constitutes an imminent danger to public health, Licensee will immediately cease sale of Licensed Products until PHI's authorized representative agrees that the deficiency or unsatisfactory condition has been corrected. Licensee's failure to comply with the foregoing obligations to correct and repair constitutes a material default under this Agreement.

            6.2 Employees. Licensee must require all employees, while working in connection with the Licensed Concept, to present a neat and clean appearance, and to wear either PHI's standard uniform, or another uniform approved by PHI. PHI may withhold its consent to any uniform; PHI will generally not approve a substitute uniform: (a) that is identified with a company other than Licensee,
(b) that is not generally consistent with the uniforms worn by Licensee's other employees at the building or other facility in which the Licensed Location is situated, or (c) that is not in keeping with PHI's image.

            6.3 No Unprepared Products. Licensee may not sell or distribute any Licensed Product, any other products prepared substantially in accordance with

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the Manual, or any ingredient thereof, except as a complete and fully prepared food product ready for immediate consumption.

            6.4 Use of Licensed Location. Except with PHI's prior, written consent, Licensee may not take any action that would lead consumers to believe that items other than Licensed Products are identified by or with the Marks or that items other than Licensed Products are endorsed by, or produced in accordance with recipes and instructions of, PHI. Without limiting the generality of the preceding sentence, Licensee may not (without PHI's prior, written consent) prepare or sell any item (other than Licensed Products) under the Brand Umbrella. PHI's consent to activities that would otherwise be in violation of this Section 6.4 may be conditioned upon payment by Licensee of royalties based upon Licensee's revenues from those activities. If Licensee violates this Section 6.4 by engaging in prohibited activities without PHI's consent, PHI may (in addition to its right to declare a default for Licensee's breach) require Licensee to treat all revenue from sales of items that were produced or sold in violation of this Section 6.4 as "Gross Sales" for purposes of calculating royalties.

            7.  Advertising.

            7.1 Approval of Advertising. All materials advertising Licensed Products or bearing one or more of the Marks must be submitted to PHI and approved by PHI in writing. Any request by Licensee for PHI's approval should be addressed to PHI (marked, "Attention: Licensing Department - Ad Review"), and PHI will endeavor to respond within 5 business days. Until PHI notifies Licensee, in writing, that the proposed advertisement is approved, the submitted item is considered unapproved and may not be used by Licensee.

            Upon written notice from PHI, Licensee must immediately discontinue use of any unapproved advertising materials. If Licensee does not discontinue and remove the unapproved materials within 24 hours after notice, PHI or its authorized agents may, in addition to PHI's other remedies, at any time (subject to the non-discriminatory security rules of the facility in which the materials are located), enter upon Licensee's premises or elsewhere and remove and destroy the materials without paying for them and without being liable for trespass or other tort.

            7.2 National Advertising. PHI may use a portion of the royalties paid to PHI pursuant to Section 9.1, below, to develop and administer advertising, promotional, and marketing programs designed to promote and enhance the collective success of Pizza Hut products and services. PHI need not expend the funds in the same year (or other period) as those payments are received, and PHI need not prove that Licensee received any benefit from Licensee's payments. PHI's good faith decisions on expenditures of advertising funds (including allocation between research, production costs, and advertising; type, quantity, timing, and placement of advertisements; choice of media, market areas, and advertising agencies; and levels of expenditures on various products or concepts, which may not correspond to fees paid in connection with those products or concepts), are final and binding. PHI may, in its sole discretion, seek input from Licensee as to expenditures of advertising funds, but that input will be advisory only. PHI may, in its sole discretion, pay some or all national advertising monies to "The Joint

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Advertising Committee of Pizza Hut, Inc. and I.P.H.F.H.A., Inc." ("Ad Comm"),
and delegate to Ad Comm some or all of PHI's duties under this Section 7.

            7.3 Co-operative Advertising. PHI recognizes certain co-operative advertising associations ("Co-ops") for various restaurants and other units operated by its subsidiaries and franchisees. Licensee will not be a member of any Co-op, and will not make a monthly contribution to any Co-op, relating to operation of the Licensed Concept at the Licensed Location.

            8. Use of Approved Supplies and Approved Distributors. PHI will, from time to time, publish one or more listings of approved equipment, fixtures, signage, supplies, and distributors. PHI may add to or delete from the listings at any time. Licensee may lease, purchase, and use only approved equipment and supplies in connection with Licensee's operations under this Agreement, and may obtain the approved equipment and supplies only from approved distributors. If Licensee desires to purchase or use any equipment or supplies that are not then approved, or to purchase any approved items from or through an unapproved distributor, Licensee must submit to PHI a written request for approval. PHI has the right to inspect the facilities of the manufacturer, producer, or distributor, and to require Licensee to submit samples, specifications, and other information concerning any equipment or supplies for which approval is sought. PHI reserves the right, at its option, to reinspect the facilities and to retest the products of any approved manufacturer, producer, or distributor from time to time, and to revoke PHI's approval upon failure to continue to meet any of PHI's criteria as then in effect. All costs associated with inspection and reinspection of manufacturers, producers, or distributors proposed by Licensee, and all costs of testing and retesting samples of their products (including salaries of PHI employees, travel costs, and laboratory charges) are to be borne by Licensee (unless Licensee arranges for the proposed manufacturer, producer, or distributor to reimburse PHI directly). Nothing in this Section requires PHI to approve any particular manufacturer, producer, or distributor.

            8.1 Trade Secret Items. Licensee acknowledges that PHI's spice blend is a highly confidential secret recipe and is a trade secret of PHI. Because of the importance of quality and uniformity of product, and the significance of the spice blend in the preparation of Licensed Products to achieve and maintain that quality and uniformity, it is to the mutual benefit of the parties that PHI closely controls the production and distribution of the spice blend. Similar considerations may also apply to other trade secret or patented items that PHI may develop in the future. Accordingly, Licensee may use only PHI's secret spice blend in the preparation of Licensed Products and may buy only from PHI, or a source designated by PHI, Licensee's full requirements of PHI's spice blends as well as any other trade secret or patented items that PHI may develop in the future.

            8.2 Beverages. Licensee may sell non-alcoholic beverages such as milk, coffee, tea, juice, bottled water, and carbonated soft beverages, under the Brand Umbrella. At PHI's option, PHI may set standards for these beverages, and may publish listings of approved suppliers. If Licensee elects to sell carbonated soft beverages under the Brand Umbrella, Licensee may not display under the Brand Umbrella the brand of any carbonated soft beverage (even if that brand is contained on or referenced within the approved brands

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list) unless the displayed brand identifies a beverage manufactured by or under authority of the Pepsi-Cola Company.

            9.  License Fees.

            9.1 Initial Fees and Royalties. As partial consideration for Licensee's use of the Marks and the Pizza Hut Information during the Term, Licensee must pay PHI the initial fee (if any) and monthly royalties specified by the Schedule applicable to a particular Licensed Concept and Licensed Location. Each monthly royalty payment is due on or before the 10th day of each month for sales during the preceding month. All payments (both initial fees and royalties) are fully earned when due, and are not refundable to Licensee, in whole or in part, under any circumstances.

            9.2 Late Payments. If any payment under this Agreement is more than 10 days overdue, then Licensee must pay a finance charge on all amounts due of 18% per annum, compounded monthly (or, if lower, the maximum rate permitted by law), retroactively to the date due and continuing until paid in full. Moreover, if Pizza Hut does not receive any payment within 30 days after the date due from Licensee, then Licensee must pay Pizza Hut (in addition to applicable finance charges) an administrative charge equal to 5% of the delinquent amount or $150, whichever is greater, in addition to the amount due. Payments will be applied first to the amounts longest over due.

            10. Maintenance of Books and Records. Licensee must keep on the premises of the Licensed Location or at Licensee's principal place of business, and must preserve for at least 5 years after the date of their preparation (regardless of any intervening expiration or termination of this Agreement), accurate records, ledgers, accounts, books, and data reflecting Gross Sales and all other sales of ready-to-eat foods from the entirety of the Licensed Location (as defined in the applicable Schedule). Licensee must submit to PHI with its payment of the monthly royalties a monthly statement (in the form of Exhibit A) of Gross Sales and of the total sales of the particular business unit (such as a cafeteria or concession stand) that includes the Licensed Concept. PHI reserves the right to require such further information relating to Licensee's business under this Agreement (including food and labor costs) as PHI may from time to time reasonably prescribe.

            10.1 Inspection and Audit. At all reasonable times, PHI and its agents or representatives may examine and audit all records relating to Licensee's operations under this Agreement; upon reasonable cause, PHI may also examine and audit the records relating to the remainder of Licensee's sales of ready-to-eat foods from the remainder of the Licensed Location. Licensee must cooperate with any such examination or audit by gathering records, accounts and books for easy access, and by providing other assistance PHI reasonably requests.

            10.2 Limited Access Locations. If the Licensed Location is one to which access is restricted by governmental authority or a need for strict confidentiality of Licensee's client at the Licensed Location, then Licensee must use commercially reasonable efforts to obtain access by representatives of PHI to the Licensed Location for purposes of operational inspections and financial audits. In the event access for PHI is not reasonably available, then Licensee will use other reasonable means and otherwise cooperate with PHI to assure PHI that Licensee is in full compliance with this Agreement at the Licensed Location.

            10.3 Reporting Errors. If any inspection or audit discloses that any statement of Gross Sales delivered to PHI by Licensee is in error, Licensee must, within 2 business days after notice from PHI, pay to PHI any deficiency found to be owing, plus a finance charge at the rate of 18% per annum, compounded monthly (or, if lower, the maximum rate permitted by law), accruing from the date payment was first due. If the deficiency is 5% or more of the amount due, then in addition, Licensee must reimburse PHI for the reasonable cost and expense of the inspection or audit upon billing by PHI.

            10.4 Product Purchase Data. PHI has developed certain auditing techniques that allow PHI to estimate Gross Sales based upon a review of product purchases. In support of that review, Licensee authorizes all of its suppliers (including PFS) to provide data to PHI concerning purchases by Licensee with respect to each Licensed Location.

            11.  Covenants Concerning Confidentiality.

            11.1 Disclosure. In performance of this Agreement, each party has disclosed and will disclose to the other party and its employees certain confidential information, including the Pizza Hut Information and Licensee's sales information.

            11.2 Obligations and Restrictions. Except as expressly provided otherwise elsewhere in this Agreement:

            (a) Each party may use the other party's confidential information only for purposes of performing its obligations and enforcing its rights under this Agreement, and not for any other purpose, including for its own account.

            (b) Neither party may disclose any portion of the other party's confidential information to anyone (including its employees and the employees of its divisions, subsidiaries, and Affiliates) that does not have a need to know the portion disclosed for purposes of this Agreement. Each party must inform any person to whom it discloses any of the other party's confidential information of the obligations of confidentiality and the restrictions on use contained in this Agreement.

            (c) Neither party may attempt to evade its obligations under this Agreement by selecting a series of items of knowledge from unconnected sources and fitting them together (through knowledge of the other party's confidential information) to justify use of information substantially duplicating the other party's confidential information for its own or any other person's account or purposes.

            (d) Each party must take all reasonable measures to enforce the obligations of confidentiality and use contained in this Agreement with respect to any of its employees or former employees who, while in its employ, had access to any part of the other party's confidential information.

            (e) Immediately after termination of this Agreement (unless a continuing agreement is in effect), each party must return to the other party the originals and all copies of all documents containing any of the other party's confidential information and not then used in connection with a License Agreement then still in effect.

            11.3 Exceptions and Exclusions. The limitations and restrictions contained in Section 11.2 do not apply to any party's confidential information:

            (a) that was previously known by the other party without limitations of confidentiality or restrictions on use; or

            (b) that is in, or that comes into, the public domain without the fault of the other party.

            11.4 Employee Agreements. To protect the Pizza Hut Information more fully, and in implementation of Paragraph b. of Section 11.2, Licensee must require each of its management-level employees who is given access to the Pizza Hut Information to sign a Disclosure and Confidentiality Agreement in the form of Exhibit B.

            If Licensee knows that one of its employees has a conflicting interest to PHI (such as a relative working for another pizza company), Licensee may not train the employee in the production of Licensed Products or otherwise disclose any of the Pizza Hut Information to the employee without PHI's prior written consent.

            11.5 Sales and Cost Data. Notwithstanding any other provisions of this Section 11, PHI may: (a) disclose Licensee's sales and cost information as part of general disclosures to regulators, potential licensees, and other third parties, provided that the information is combined with other data from similar licensees or is otherwise done in a fashion that protects the integrity of Licensee's confidential information (as, for example, by disclosure without identifying Licensee's identity or the location of any Licensed Location); (b) disclose Licensee's sales data as necessary to enforce PHI's rights under this Agreement; and (c) retain, after termination of this Agreement, the originals of, as well as data derived from, Licensee's sales reports.

            12.  Transfers.

            12.1 Transfers by Licensee. Under no circumstances may Licensee transfer a Schedule (or any interest in a Schedule) independent of the entirety of this Agreement without the prior, written consent of PHI. In addition, Licensee may not assign this Agreement as a whole without the prior, written consent of PHI. In each such case, PHI may withhold its consent in its sole discretion, or may condition its consent upon payment of a transfer fee (in an amount determined by PHI from time to time).

            Licensee may make transfers (that do not constitute assignments) of this Agreement as a whole without PHI's prior consent, but PHI may (after any such transfer) terminate this Agreement in accordance with Section 16.4.

            12.2 Transfer of Assets. Prior to a transfer by Licensee of any of the fixtures, equipment, smallwares, or other personal property used in connection with Licensee's operations pursuant to this Agreement, made to any person other than PHI, a subsidiary of PHI, or a franchisee or licensee of PHI that is authorized by PHI to utilize the items transferred, Licensee must remove from any assets transferred or to be transferred any of the Marks that appear thereon. Licensee may not transfer any equipment or smallwares that incorporate PHI's proprietary designs or information, or any supplies, inventory, ingredients, or packaging, to anyone other than PHI without the prior, written consent of PHI.

            12.3 Effect of Consent. PHI's consent to a transfer by Licensee is not a waiver of the right to demand strict compliance with any of the terms of this Agreement by the transferee. Consent to one transfer does not affect either party's rights, including PHI's right to withhold consent to future proposed transfers.

            13. Indemnification and Waiver. Each party must indemnify the other, its Affiliates, and their respective employees, officers, directors, and shareholders against all losses (including reasonable attorney's fees and costs) incurred by any of them owing to claims that arise from any breach of, or operations under, this Agreement by the indemnifying party. Before beginning operation of the Licensed Concept at the Licensed Location, Licensee must provide to PHI a certificate of general liability insurance in form and content (including with respect to policy limits and the primacy of Licensee's insurance) reasonably acceptable to counsel for PHI.

            Licensee waives all claims arising out of or based upon this Agreement relating to training, establishment of procedures, and food and other products distributed but not manufactured by PHI or its affiliates, that Licensee may have against PHI, its Affiliates, and their respective officers, directors, employees, and shareholders, except for claims arising from intentional misconduct or gross negligence.

            This Section 13 survives termination or expiration of this Agreement.

            14. PHI Authority. PHI warrants that it has the right to grant to Licensee the rights granted in this Agreement and in each Schedule executed by PHI; that the Marks PHI has designated for use with the Licensed Concept and the Licensed Products, and the Pizza Hut Information, do not infringe upon any patent, trademark, service mark, or copyright, whether statutory or common law; and that the designated Marks and the Pizza Hut Information contain no unlawful matter.

            If Licensee loses the right to use (in their then-current forms) any of the designated Marks, or any portion of the Pizza Hut Information, due to a final, unappealable order of a court of competent jurisdiction in a case alleging infringement of a patent, trademark, service mark, copyright, trade secret, or other proprietary interest, PHI will, at its expense and option, procure for Licensee the right to continue using those Marks and the applicable portion of the Pizza Hut Information, replace or modify those Marks and the applicable portion of the Pizza Hut Information so that they become non-infringing, or otherwise provide Licensee with a reasonably equivalent substitute.

            15. Requests for Waivers or Consents. Whenever Licensee desires PHI's waiver of any obligation in this Agreement, and whenever this Agreement requires Licensee to obtain PHI's prior, written consent, Licensee should address its written request for that waiver or consent to PHI's New Concepts Department or to any other person or department specified by this Agreement or designated by PHI in writing. PHI will consider each request and advise Licensee in writing of PHI's decision within 45 days after receipt of the request. PHI's failure to advise Licensee on a timely basis that a request is granted constitutes a denial of the request.

            16.  Default and Termination.

            16.1 Default by Licensee. If Licensee does not comply promptly with any term or condition of this Agreement at or with respect to any Licensed Location, Licensee will be in default under this Agreement. In addition to all other remedies PHI may have at law or in equity, PHI may (at its option but subject to the notice and cure provisions described below and the terms of this Agreement): (a) terminate the applicable Schedule and the Licensee's right to operate the specified Licensed Concept at the specified Licensed Location, if the default under the Schedule is material, or (b) terminate this Agreement as a whole if Licensee's default relates to 20% or more of the Schedules issued to Licensee pursuant to this Agreement. In addition, PHI may terminate this Agreement (as a whole) if the schedules or license agreements issued by PHI to Licensee for 20% or more of the total units operated by Licensee under authority of PHI are terminated by PHI for Licensee's default.

            PHI may not terminate any Schedule issued pursuant to this Agreement, or this Agreement as a whole, unless PHI gives Licensee prior written notice of, and (except as provided below) an opportunity to cure, the default providing the basis for termination. Licensee will have 10 business days after the effective date of notice from PHI to cure any default, except that Licensee will have only 5 business days after the effective date of notice from PHI to cure a default, if Licensee has previously been in default (and notified of the default by PHI) under any individual Schedule issued pursuant to this Agreement in the 12 months immediately preceding the effective date of the notice of the current default, and will have no opportunity to cure the default if 3 or more times in the 12 months, or 5 or more times in the 24 months, immediately preceding the effective date of notice of the current default, PHI had given Licensee notice of other defaults (even though cured) under the same Schedule. Notwithstanding these notice provisions, if applicable law requires a longer cure period, Licensee will have the longer cure period required by law.

            16.2 Default by PHI. If PHI does not comply promptly with any term or condition of this Agreement, PHI will be in default under this Agreement. In addition to all other remedies Licensee may have at law or in equity, Licensee may (at its option but subject to the notice and cure provision described below) terminate this Agreement if the non-compliance by PHI is material to this Agreement, taken as a whole. Licensee may not terminate this Agreement unless Licensee first gives PHI written notice of, and an opportunity to cure, the default providing the basis for termination. PHI will have 20 business days after the effective date of notice from Licensee to cure any default, except that if applicable law requires a longer cure period, PHI will have the longer cure period required by law.

            16.3 Voluntary Termination by Licensee. In addition to its other rights, Licensee may terminate any Schedule issued pursuant to this Agreement at any time if either of the following events occurs: (a) if Licensee is operating at the Licensed Location specified in the Schedule pursuant to a right granted by a third party, and (1) Licensee's contract or lease allowing Licensee to operate at the Licensed Location is terminated or cancelled, or expires without renewal, or (2) the third party has a right to control the products sold by Licensee and requires Licensee to remove the Licensed Concept from Licensee's foodservice operation at the Licensed Location; (b) Licensee's operation of the Licensed Concept at the Licensed Location specified in the Schedule is conducted at a loss for any 6 out of 12 consecutive months; or (c) Licensee ceases all business operations at the Licensed Location.

            Furthermore, Licensee may, After at least 90 days' prior written notice to PHI, terminate this Agreement and all Schedules, with or without cause. If Licensee exercises this right of termination, the Licensee must simultaneously terminate all other license agreements from PHI. Licensee may not terminate this Agreement pursuant to this provision without simultaneously terminating all other license agreements (for the same or different Licensed Concepts) from PHI.

            16.4 Termination by PHI. PHI may, at its option, terminate this Agreement as a whole on written notice to Licensee (without right to cure), if any of the following transfers or attempted transfers occurs:

            (a) an assignment of this Agreement to a party other than the original Licensee, without PHI's prior written consent;

            (b) a transfer of any interest in a Schedule independently of the entirety of this Agreement without PHI's prior written consent;

            (c) a transfer of ownership of Licensee to a transferee that would not, in PHI's reasonable judgment, be able to maintain the operation of the Licensed Concept at a quality level consistent with PHI's standards; or

            (d) a direct or indirect transfer of interests totalling 25% or more of the ultimate ownership of this Agreement (as discussed in Section 1.13) to a competitor of PHI or to an individual or entity whose image is inconsistent with PHI's image as a family restaurant operator. For purposes of this subsection "d", a competitor of PHI is defined as any entity that directly or through subsidiary or affiliated entities conducts a business that is primarily engaged in the manufacture and sale of carbonated soft drinks or soft-drink concentrates, the manufacture and sale of salty snack foods, or the operation and franchising of restaurants or delivery units that primarily feature, pizza, moderately-priced Mexican-style food, or fried chicken.

            PHI's right to terminate pursuant to this Section 16.4 will continue from the date of the transfer until Licensee (or the transferee) gives PHI full details of the transfer and PHI (after an opportunity to review those details) waives, in writing, its right to terminate for that transfer. The mere passage of time after a transfer, without compliance with this process, will not impair PHI's right to terminate.

            16.5 Absence of Schedules. If all of the Schedules issued by PHI to Licensee in accordance with this Agreement have expired or been terminated, either party may terminate this Agreement on written notice to the other.

            17.  Post-Termination Provisions.

            17.1 Use of Marks, Pizza Hut Information and Equipment. Upon expiration or earlier termination of any Schedule issued pursuant to this Agreement, Licensee must immediately discontinue use of the Marks and of all Pizza Hut Information at the Licensed Location specified in that Schedule. In addition, Licensee must immediately take all further steps that PHI directs to effectively distinguish the specified Licensed Location from PHI's proprietary design(s) and trade dress, and to reconfigure the ovens to their "stock" or "standard" designs (i.e., without modifications to cook Licensed Products). Because of the likelihood of confusion as to source, Licensee covenants not to sell after termination any non-frozen pizza products from the Licensed Location until the decor and configuration of the Licensed Location has been sufficiently modified so as not (in PHI's reasonable opinion) to cause customer confusion.

            Furthermore, upon such expiration or earlier termination, Licensee must offer for sale to PHI each piece of equipment (excluding ovens and proofers) used in the operation of the Licensed Concept at the Licensed Location that: (a) PHI deems proprietary, such as certain parts of the kiosk assembly, and (b) Licensee purchased from PHI or an Affiliate of PHI, or that is manufactured to specifications promulgated by PHI. PHI will, upon request from Licensee, notify Licensee of the pieces of equipment PHI deems proprietary. The price to PHI for each piece of equipment will be the lower of fair market value and Licensee's depreciated net book value at the time of sale to PHI. PHI's right to purchase the equipment pursuant to this paragraph will expire 10 business days after Licensee has offered the equipment to PHI.

            If Licensee does not make all required changes and offer to sell the proprietary equipment to PHI within 10 days after written notice, then PHI may (in addition to its other remedies) enter upon the premises of the Licensed Location and make or cause to be made all necessary changes, and take possession of the proprietary equipment, at the expense of Licensee (without being liable to Licensee for trespass or any other tort). In exercising its rights pursuant to this provision, PHI will comply with the non-discriminatory security rules (if any) applicable to the Licensed Location. Licensee must pay, upon demand, all reasonable costs incurred by PHI pursuant to this provision.

            17.2 Return of Manual. Upon termination or expiration of any
Schedule issued pursuant to this Agreement, Licensee must immediately return to PHI all originals and copies of the Manual loaned to or made by Licensee with respect to the Licensed Concept and Licensed Location specified in the Schedule.

            17.3 Cessation of Rights and Duties. Licensee's obligation to pay accrued monetary obligations, and all other provisions of this Agreement providing for survival after termination of this Agreement (including the covenants of confidentiality and against competition in Section 11) will survive termination of each Schedule issued pursuant to this Agreement and of this Agreement as a whole. All other rights and duties of both parties will cease upon expiration or earlier termination of this Agreement as a whole.

            17.4 Spice Blends. Upon expiration or earlier termination of this Agreement as a whole, Licensee must sell and PHI must buy, at Licensee's cost, all quantities of the secret spices and other trade secret items that Licensee may have in stock on the date of expiration or earlier termination of this Agreement as a whole.

            18.  Dispute Resolution.

            18.1 Jurisdiction and Governing Law. This Agreement takes effect upon its acceptance and execution by PHI, and is to be governed by and construed in accordance with the internal laws of the State of Kansas. Licensee consents (and waives any objections it might otherwise have) to the jurisdiction and venue of any state or federal court of general jurisdiction in Sedgwick County, Kansas, with respect to any proceedings arising out of this Agreement. Delivery by any lawful means of written process to a party's respective address as specified in, and pursuant to the requirements of Section 19.5, constitutes lawful and valid process for purposes of this Agreement.

            18.2 Attorneys' Fees. If PHI and Licensee become involved in litigation, the losing party will reimburse the prevailing party's outside attorneys' fees and expenses to the extent those fees and expenses are reasonable.

            19.  Miscellaneous.

            19.1 Relation of Parties. Licensee represents and warrants to PHI that Licensee has in good faith determined that its sales contemplated by this Agreement of Licensed Products will not constitute more than 20% of its business (either at a specific Licensed Location or as a whole) in the foreseeable future. PHI and Licensee are not and may not be considered as franchisor/franchisee, joint venturers, partners, or agents of each other. Neither Licensee nor PHI has the power to bind or obligate the other except as set forth in this Agreement.

            Licensee specifically acknowledges that the relationship created by this Agreement is not a fiduciary or any other similar or special relationship, but solely an arm's-length business relationship.

            19.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, is an original, but all counterparts together constitute one and the same instrument.

            19.3 No Third-Party Beneficiaries. Nothing in this Agreement confers any rights or remedies on any person or legal entity not a party to this Agreement.

            19.4 Severability. The portions of this Agreement relating to the payment of fees to PHI, and the portions relating to the protection and preservation of the Marks and the Pizza Hut Information are critical to this Agreement. If any portion of this Agreement relating to those matters is declared invalid or unenforceable for any reason, PHI may terminate this Agreement immediately, on written notice to Licensee.

            All other terms and conditions of this Agreement, and every portion of those other terms and conditions, are severable. If, for any reason, any portion of this Agreement (other than the nonseverable portions, as defined in the first paragraph of this Section 19.4) is determined to be invalid or contrary to or in conflict with any applicable present or future law, rule, or regulation, in a final, unappealable ruling issued by any court, agency, or tribunal with valid jurisdiction in a proceeding to which PHI is a party, that ruling does not impair the operation of, or have any other effect upon, any other portion of this Agreement, each of which remains binding upon the parties and should continue to be given full effect. Any invalid portion is deemed removed from this Agreement as of the date upon which the ruling becomes final, and is to be replaced by the closest enforceable provision.

            19.5 Notices. All notices required or permitted by the terms of this Agreement must writing and sent (a) by facsimile (or telecopier) machine immediately confirmed by first-class mail, (b) by certified or registered mail (return receipt requested), (c) by reputable private delivery service, or (d) by hand delivery. All notices must be sent to the respective addresses on the first page of this Agreement, if to PHI, marked, except as otherwise required by this Agreement, "Attention: New Concepts Department", and if to Licensee, marked, "Attention: Legal Compliance Officer", until PHI or Licensee (as the case may be) gives notice, in writing, of a new address. Neither PHI nor Licensee need send multiple notices; a single notice to the specified address is sufficient, and if multiple addresses are specified by either party, the sending party may send notices to any single address chosen in good faith. Notices are effective on the day delivery is made (or, in the case of certified/registered mail, overnight delivery service, or hand delivery, on the date delivery is first attempted) at the specified address during normal business hours (8 a.m. to 5 p.m., Monday through Friday, except national or pertinent state holidays), except that notices of change of address are effective 10 business days after the date of delivery (or first attempted delivery).

            19.6 Time of Essence. Time is of the essence of this Agreement and of each provision of this Agreement.

            19.7 Merger. This Agreement (together with each Schedule and the Manual, as it exists from time to time, each of which is incorporated by reference into this Agreement) contains the entire agreement of the parties with respect to the subject matter discussed in this Agreement. All prior discussions or negotiations (written or oral) are merged into this Agreement and no representations, inducements, promises, or agreements not embodied in this Agreement survive the execution of this Agreement. This Agreement may not be modified or amended except (i) by issuance of a Schedule, signed by both parties, (ii) by a modification, supplement, or revision to the Manual issued by PHI in accordance with the terms of this Agreement, or (iii) by a written document, signed by the party to be bound, specifically referring to this Agreement.

            The Offering Circular for Prospective Licensees (the "Offering Circular") that was presented to Licensee by PHI before execution of this Agreement is neither part of this Agreement nor part of any prior negotiations. Rather, it is an explanatory document that is (or may be) required by law. In case of conflict between this Agreement and the Offering Circular, this Agreement will control; however, if there is uncertainty about the intention of provisions contained in this Agreement, the parties may refer to the Offering Circular for evidence of PHI's understanding of this Agreement.

            20. Representations and Warranties. PHI warrants that all of the recitals set forth above are true as they pertain to PHI, its assets, and its business.

            Licensee warrants that all of the recitals set forth above are true as they pertain to Licensee, its assets, and its business.

            IN WITNESS WHEREOF, the parties through their duly authorized signatories have executed this Agreement this 20th day of September, 1993.



ATTEST:                                PIZZA HUT, INC.


                                           /s/ Peter E. McNally
___________________________            By:_________________________
Clay G. Small, Secretary               Peter E. McNally,
                                          Vice President-Non
                                          traditional Development



WITNESS:                               JUNGLE JIM'S PLAYLANDS, INC.


                                           /s/ Lee Sandoloski
___________________________            By:_________________________
David H. Pickus, Secretary                Lee Sandoloski, Chairman

                                                              EXHIBIT A


                                  SALES REPORT
                                       for
                               PIZZA HUT LICENSEES




            Licensee                      ____________________

            Account                       ____________________

            Pizza Hut K-Number            ____________________

            Period/Month                  ____________________



            Pizza Hut Unit Sales          $___________________

            Royalties @ ___%              $___________________

            Total foodservice             $___________________
            sales of the food-
            service business
            unit of which the
            Licensed Concept
            is a portion

                                                              EXHIBIT B


                             Disclosure and
                        Confidentiality Agreement



            I, ________________________________, agree as follows:

            1. My employer, ____________________________, has asked me to learn how to make and market Pizza Hut(R) pizzas at the facilities operated by my employer.

            2. I understand that the information concerning the preparation and sale of Pizza Hut(R) pizzas is confidential, and that my employer has entered into an agreement with Pizza Hut, Inc., to protect the confidentiality of this information.

            3. Neither I nor any of my relatives or close friends are employees or franchisees of Godfather's Pizza, Domino's Pizza, Little Caesar's Pizza, Pizza Inn, Sbarro's Rocky Roccoco's Pizza, Chuck E. Cheese Pizza, Show Time Pizza, Pizzaria Uno, or any other pizza company, except as follows:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

            4. I ageee not to use any of the information provided to me in the training session except for making and selling Pizza Hut# pizzas, and I agree not to reveal that information to anyone except other employees of my employer.




                                       -------------------------------
                                       (Signature)

April 14, 1998

Mr. Kevin Smith
Vice President
Jungle Jim's Playlands, Inc.
60 Hickory Drive
Waltham, MA 02154

Re:   Pizza Hut Master License Agreement

Dear Mr. Smith:

            This Letter amends the Master License Agreement dated as of September 20, 1993, including all Schedules to that Master License Agreement, whether executed before or after the date of this letter (collectively, the "MASTER LICENSE AGREEMENT"), by and between Jungle Jim's Playlands, Inc. ("LICENSEE") and Pizza Hut, Inc. ("PHI"). All bold-faced terms are used in this Letter Agreement as they are defined in the MASTER LICENSE AGREEMENT, unless another definition is specifically set forth in this Letter agreement. A list of the Schedules outstanding on the date of this Letter, showing the site of the Licensed Locations and other data is attached as Exhibit A to this letter.

            For purposes of this Letter Agreement, "Franchised Locations" means all Licensed Locations operated by Licensee that are within the exclusive territory of a franchisee of PHI. On the date of this Letter, only the Licensed Locations identified by Schedules 14 and 15 (as identified in Exhibit A) are Franchised Locations. With respect to Licensed Locations developed in the future, Licensee and PHI will sign a "Franchise Location Addendum" for all Franchised Locations. All current and future Licensed Locations that are not Franchised Locations are "Non-Franchised Locations" for purposes of this Letter Agreement.

      1. Notwithstanding Section 1.12 of the Master License Agreement, the term for each current or future Non-Franchised location will be 10 years from the Open Date.

      2. Except as specifically amended by this Letter Agreement, the patties reaffirm all provisions of the Master License Agreement.

Mr. Kevin Smith
April 14, 1998
Page 2


            To indicate your agreement to the modifications of the Master License Agreement set forth in this Letter Agreement, please sign below. When signed by both parties, this document will constitute an Amendment to the Master License Agreement as contemplated by Section 19.7 of the Master License Agreement.


Sincerely yours,

PIZZA HUT, INC.

By:   PIZZA HUT, LTD.,
      Its Agent



      Michael A. Miles, Jr.
      Senior Vice President
      Concept Development and Franchise



                             Understood and Agreed:

                                       JEEPERS! INC.
                                       F/K/A JUNGLE JIM'S PLAYLAND, INC.


                                       By: /s/ Carl H. Winston
                                          ---------------------------------
                                          Title: Senior Vice President

                                                                    EXHIBIT A

                            NON-FRANCHISED LOCATIONS

----------- -------------------- -------------------------- ---------------- ------ ---------- ----------- ------------
                                                                                                  CRNT        AMEND
   SCHD                                                                                           EXP.        EXP.
    #            LOCATION                 ADDRESS                CITY         ST    OPEN DATE     DATE        DATE
----------- -------------------- -------------------------- ---------------- ------ ---------- ----------- ------------
    1       Jungle Jim's         11010 W. 74th Terrace      Shawnee           KS    09/28/93    09/27/98    09/27/03
            Playland
----------- -------------------- -------------------------- ---------------- ------ ---------- ----------- ------------

    2       Jungle Jim's         2726 S. Alma Schl Rd.      Mesa              AZ    12/21/94    12/20/99    12/20/04
            Playland
----------- -------------------- -------------------------- ---------------- ------ ---------- ----------- ------------

    3       Jungle Jim's         4961 West Bell Rd.         Glendale          AZ    12/15/94    12/14/99    12/14/04
            Playland
----------- -------------------- -------------------------- ---------------- ------ ---------- ----------- ------------

    4       Jeepers! @           700 Hungerford Dr.         Rockville         MD    01/19/96    01/18/01    01/18/06
            Rockville
----------- -------------------- -------------------------- ---------------- ------ ---------- ----------- ------------

    5       Jeepers! @           6000 Greenbelt Rd.         Greenbelt         MD    08/07/96    08/06/01    08/06/06
            Greenbelt
----------- -------------------- -------------------------- ---------------- ------ ---------- ----------- ------------

    6       Jeepers Jr.          999 Center Drive           Elizabeth         NJ    10/25/96    10/24/01    10/24/06
----------- -------------------- -------------------------- ---------------- ------ ---------- ----------- ------------

    7       Jeepers Jr.          13035 N. Fair Lakes        Fairfax           VA    11/22/96    11/21/01    11/21/06
----------- -------------------- -------------------------- ---------------- ------ ---------- ----------- ------------

    8       Jeepers!             4516 N. Harlem Ave.        Norridge          IL    07/31/97    07/31/02    07/31/07
----------- -------------------- -------------------------- ---------------- ------ ---------- ----------- ------------

    9       Jeepers!             32241 Gratiot Ave.         Roseville         MI    08/12/97    08/11/02    08/11/02
----------- -------------------- -------------------------- ---------------- ------ ---------- ----------- ------------

    10      Jeepers!             29859 Plymouth Rd.         Livonia           MI    10/31/97    10/30/02    10/30/07
----------- -------------------- -------------------------- ---------------- ------ ---------- ----------- ------------

    11      Jeepers!             161 Washington Ave.        Albany            NY    11/19/97    11/18/02    11/18/07
----------- -------------------- -------------------------- ---------------- ------ ---------- ----------- ------------

    12      Jeepers              One Walden Galleria        Buffalo           NY    12/31/97    12/30/02    12/30/07
----------- -------------------- -------------------------- ---------------- ------ ---------- ----------- ------------

    13      Jeepers!             NY State Rt 303            West Nyack        NY        *
----------- -------------------- -------------------------- ---------------- ------ ---------- ----------- ------------
*anticipated opening 5/1/98

                                              FRANCHISED LOCATIONS
----------- -------------------- -------------------------- ---------------- ------ ---------- ----------- ------------
                                                                                                  CRNT        AMEND
   SCHD                                                                                           EXP.        EXP.
    #            LOCATION                 ADDRESS                CITY         ST    OPEN DATE     DATE        DATE
----------- -------------------- -------------------------- ---------------- ------ ---------- ----------- ------------
    14      Jeepers              6711 Richie Hwy            Glen Burnie       MD    04/01/98    03/31/03       N/A
----------- -------------------- -------------------------- ---------------- ------ ---------- ----------- ------------

    15      Jeepers!             20070 W. 151st Street      Olathe            KS    03/20/98    03/19/03       N/A
----------- -------------------- -------------------------- ---------------- ------ ---------- ----------- ------------